Exhibit 10.41

May 26th, 2011

Employment Contract

Cliffs Asia Pacific Iron Ore Management
Pty Ltd
ACN 001 720 903

and

Duncan Price

Blake Dawson

Level 32, Exchange Plaza
2 The Esplanade
Perth WA 6000
Australia
T 61 8 9366 8000
F 61 893668111

Reference
AOD CAV 09 1433 9751

Contents

Draft as at 17 May 2011		1

1	INTERPRETATION	1

	1.1 Definitions	1

	1.2 Rules for interpreting this document	5

2.	ENGAGEMENT	6

	2.1 Appointment	6

	2.2 Role	6

	2.3 Employment	6

	2.4 Employment status	6

	2.5 Recognition of prior service and release	6

	2.6 Location	6

3.	DUTIES AND RESPONSIBILITIES	7

	3.1 Performance of duties	7

	3.2 Devoting whole time to business	7

	3.3 Work for another Group member	7

	3.4 No obligation to provide work	7

	3.5 Reporting	7

	3.6 Provision of information and compliance with directions	7

	3.7 Policies and procedures	7

	3.8 No conflict of interest or interest in other business	8

4.	HOURS OF WORK	8

5.	PERFORMANCE REVIEWS	8

6.	REMUNERATION	8

	6.1 Remuneration	8

	6.2 Payment of Salary	8

	6.3 Taxes	8

7.	OTHER BENEFITS	9

	7.1 Travel	9

	7.2 Travel Insurance	9

	7.3 Car Parking	9

	7.4	Other expenses	9

	7.5	Insurance	9

	7.6	Taxes or duty	9

8.	INCENTIVE ARRANGEMENTS		9

	8.1	Incentive plans	9

	8.2	Short Term Incentive Program (STIP)	10

	8.3	Long Term Incentive Program (LTIP)	10

9.	REMUNERATION REVIEWS		10

	9.1	Review	10

	9.2	Criteria	10

10.	ANNUAL AND OTHER LEAVE		11

	10.1	Annual leave	11

	10.2	Public holidays	11

	10.3	Personal/Carer’s leave	11

	10.4	Long service leave	11

	10.5	Parental leave	11

	10.6	Other leave	11

11.	CONFIDENTIAL INFORMATION		11

	11.1	Proper use and security of Confidential Information	11

	11.2	Exceptions	12

	11.3	Notifying the Employer	12

	11.4	Continuation	12

12.	INTELLECTUAL PROPERTY AND MORAL RIGHTS		12

	12.1	Disclose all Materials	12

	12.2	Intellectual Property Rights in Materials	12

	12.3	Moral Rights	13

	12.4	Effect to clause	13

	12.5	Continuation	13

13.	WARRANTIES		13

14.	TERMINATION OF EMPLOYMENT		13

	14.1	Immediate termination by the Employer	13

	14.2	Termination by the Employer with notice	14

	14.3 Resignation by the Executive	14

	14.4 Direction not to attend work or to perform different duties	14

	14.5 Redundancy payment	15

15.	TERMINATION PAYMENTS	15

	15.1 Shareholder approvals	15

	15.2 No further claims	16

16.	CHANGE IN CONTROL	16

	16.1 Interpretation	16

	16.2 Operation of Change in Control provision	16

	16.3 Termination Following a Change in Control	16

	16.4 Severance Compensation.	17

	16.5 Certain Additional Payments by the Company.	17

	16.6 Employment Rights.	21

	16.7 Release.	21

17.	RETURN OF PROPERTY	21

	17.1 Return of Property	21

	17.2 Property	22

18.	RESIGNATION FROM OFFICES	22

	18.1 Resignation	22

	18.2 Execution of documents	22

19.	DEBRIEFING AND ASSISTANCE	22

20.	PRIVACY	22

	20.1 Compliance with privacy and health laws	22

	20.2 Collection of the Executive’s personal information	22

	20.3 Disclosure of the Executive’s personal information	22

	20.4 Privacy and health information policies	23

21.	ACKNOWLEDGEMENTS BY THE EMPLOYEE	23

22.	NOTICES	23

23.	AMENDMENT	23

24.	GENERAL	24

	24.1 Governing Law	24

	24.2 Giving effect to this document	24

24.3 Waiver of rights	24

24.4 Operation of this document	24

Schedule

1 DUTIES AND RESPONSIBILITIES OF EXECUTIVE	25

2 CHANGE IN CONTROL	26

Annex A—Severance Compensation

Exhibit A—Form of Release

Employment Contract

DATE      May 2011

PARTIES

Cliffs Asia Pacific Iron Ore Management Pty Ltd

ACN 001 720 903 (Employer)

Duncan Price

1 Shacklock Crescent, Winthrop, Western Australia 6150 (Executive)

OPERATIVE PROVISIONS

1	INTERPRETATION

1.1	Definitions

The following definitions apply in this document.

Board means the board of directors of the Employer.

Cause means that, prior to any termination pursuant to clause 16.3(a) or (b), the Executive shall have committed:

(a)	and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Employer or the Group;

(b)	intentional wrongful damage to property of the Group;

(c)	intentional wrongful disclosure of secret processes or confidential information of the Group; or

(d)	intentional wrongful engagement in any Competitive Activity;

and any such act shall have been demonstrably and materially harmful to the Group. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Group, as applicable. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board of Directors of Cliffs then in office at a meeting of the Cliffs’ Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Cliffs’ Board, finding that, in the good faith opinion of the Cliffs’ Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

Chairperson means the chairperson of the Board.

Change in Control has the meaning given by clause 16.

CIC Term means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 2011, or (ii) the expiration of the Protection Period; provided, however, that (A) on January 1, 2012, January 1, 2015 and each third January 1 thereafter, the term of the Change in Control provision of this document will automatically be extended for an additional three years unless, not later than September 30 of the immediately preceding year, the Employer or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the CIC Term extended and (B) subject to the last sentence of clause 16.6, if, prior to a Change in Control, the Executive ceases for any reason to be an officer of the Group, thereupon without further action the CIC Term shall be deemed to have expired and the Change in Control provision of this document will immediately terminate upon such cessation and be of no further effect.

Cliffs means Cliffs Natural Resources Inc., the publicly traded Ohio corporation, which is also the ultimate parent company of the Group.

Closing Time means 5.00 pm Australian Western Standard Time.

Code shall mean the United States Internal Revenue Code of 1986 and regulations thereunder, both as amended from time to time.

Compensation and Organization Committee means the Compensation and Organization Committee of the Board of Directors of Cliffs.

Competitive Activity means the Executive’s participation, without the written consent of an officer of Cliffs, in the management of any business enterprise if such enterprise engages in substantial and direct competition with Cliffs and such enterprise’s sales of any product or service competitive with any product or service of Cliffs amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if Cliffs’ net sales of said product or service amounted to 10% of Cliffs’ net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

Confidential Information means all information (whether or not it is described as confidential) in any form or medium concerning any past, present or future business, operations or affairs of the Group, or of any customer of the Group including, without limitation:

(a)	all technical or non-technical data, formulae, patterns, programs, devices, methods, techniques, plans, drawings, models and processes, source and object code, software and computer records;

(b)	all business and marketing plans and projections, details of agreements and arrangements with third parties, and customer and supplier information and lists;

(c)	all financial information, pricing schedules and structures, product margins, remuneration details and investment outlays;

(d)	all information concerning any employee, customer, contractor or agent of the Group;

(e)	the Group’s policies and procedures;

(f)	all information contained in this document; and

(g)	any other information identified or known to be regarded as confidential by the Employer or any member of the Group, but excludes information that has come into the public domain other than by a breach of this document.

Continuation Period means the three year period commencing on the Executive’s Separation from Service.

Corporations Act means the Corporations Act 2001, (Cth).

Employee Benefits means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income, incentive compensation and/or welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Employer, Cliffs or the Group), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by Cliffs, the Employer or the Group, providing perquisites, benefits and service credit for benefits at least as great in value in the aggregate as are payable thereunder prior to a Change in Control.

Existing Materials means works, ideas, concepts, designs, inventions, developments, improvements, systems or other material or information, created, made or discovered by the Executive prior to the Executive’s employment, that the Executive wishes to use in the course of the Executive’s employment.

Good Reason means the initial occurrence, without the Executive’s consent, of one or more of the following events:

(a)	a material diminution in his base pay;

(b)	a material diminution in his authority, duties or responsibilities;

(c)	a material change in the geographic location at which he must perform services, except as otherwise provided for in this document;

(d)	a reduction in his Incentive Pay opportunity which results in a material diminution of the Executive’s potential total compensation; and

(e)	any other action or inaction that constitutes a material breach by his employer of the employment agreement, if any, under which he provides services;

provided, however, that “Good Reason” shall not be deemed to exist unless:

(i)	the Executive has provided notice to his employer of the existence of one or more of the conditions listed in (a) through (e) above within 90 days after the initial occurrence of such condition or conditions; and

(ii)	such condition or conditions have not been cured by his employer within 30 days after receipt of such notice.

Group means:

(a)	the Employer; and

(b)	any related body corporate (as that term is defined in the Corporations Act 2001 (Cth)); and

(c)	any entity that controls, is controlled by or is under common control with, the Employer; and

(d)	any other entity that is connected with the Employer or any other member of the Group by a common interest in an economic enterprise, for example, a partner or another member of a joint venture.

Incentive Pay means an annual bonus, incentive or other payment of compensation, in addition to Remuneration, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of Cliffs, or any successor thereto.

Intellectual Property Rights means all present and future rights conferred by law in or in relation to copyright, trade marks, designs, patents, circuit layouts, plant varieties, business and domain names, inventions and confidential information, and other results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields whether or not registrable, registered or patentable.

These rights include:

(a)	all rights in all applications to register these rights;

(b)	all renewals and extensions of these rights; and

(c)	all rights in the nature of these rights, such as Moral Rights.

Materials means works, ideas, concepts, designs, inventions, developments, improvements, systems or other material or information, created, made or discovered by the Executive (either alone or with others and whether before or after the date of this document) in the course of the Executive’s employment or as a result of using the resources of the Employer or the Group or the Employer’s or Group’s Confidential Information or Intellectual Property Rights, or in any way relating to any business of the Employer or the Group.

Minimum Superannuation Contribution means the amount that the Employer must contribute to a Superannuation Arrangement on behalf of the Executive to avoid being liable for a superannuation guarantee charge under the Superannuation Guarantee Legislation.

Moral Rights means rights of integrity of authorship, rights of attribution of authorship, rights not to have authorship falsely attributed, and rights of a similar nature conferred by statute anywhere in the world, that may now exist, or that may come to exist, in all Materials made or to be made by the Executive in the course of the Executive’s employment.

Protection Period means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death.

Remuneration means the amount specified in clause 6.1.

Separation from Service means the Executive’s separation from service within the meaning of Section 409A of the Code with Cliffs and all members of the Group, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months or the period for which the Executive’s right to reemployment is provided either by statute or by contract). “Separation from Service” also means the permanent decrease in the Executive’s service for the Employer and all Group members to a level that is no more than 20% of its prior level. For this purpose, whether a Separation from Service has occurred is determined based on whether it is reasonably anticipated that no further services as an employee will be performed by the Executive after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services less than 36 months).

Severance Compensation means the severance pay and other benefits provided by clauses 16.4(a) and 16.4(b).

Superannuation Arrangement means a superannuation fund or RSA (Retirement Savings Account) (as those expressions are defined in the Superannuation Guarantee Legislation) in respect of which contributions made by the Employer reduce the Employer’s potential liability for the superannuation guarantee charge under the Superannuation Guarantee Legislation.

Superannuation Guarantee Legislation means the Superannuation Guarantee Charge Act 1992 (Cth) and the Superannuation Guarantee (Administration) Act 1992 (Cth).

1.2	Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a policy, document (including this document) or agreement, or a provision of a policy, document (including this document) or agreement, is to that policy, document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this document or to any other document or agreement includes a successor in title, permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as saying it includes something else, the example does not limit the scope of that thing.

(f)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)	The expression this document includes the agreement, arrangement, understanding or transaction recorded in this document.

(h)	A reference to dollars or $ is to an amount in Australian currency.

(i)	A reference to Group includes any member of the Group

(j)	The words subsidiary, holding company and related body corporate have the same meanings as in the Corporations Act.

2.	ENGAGEMENT

2.1	Appointment

(a)	The Employer employs the Executive on the terms set out in this document. These terms replace and supersede all prior arrangements between the Employer and the Executive or between Cliffs Natural Resources Holdings Pty Ltd, or any other entity within the Group, and the Executive.

(b)	At some point in the future, should the Executive relocate to the United States, the Executive may be offered ongoing employment by Cliffs subject to the parties agreeing on terms and conditions of employment.

2.2	Role

The Executive is employed by the Employer, and the Employer will provide the services of the Employee for the benefit of the Group. The Employee will have the title of Executive Vice President and President, Global Operations of the Group, which includes the Employer, and performs the function of Executive Vice President and President, Global Operations for the executive leadership team of Cliffs.

2.3	Employment

The Executive’s employment in the role described in clause 2.2:

(a)	commenced on 11 January 2011, but for all purposes where service is relevant will be taken to have commenced on 11 April 2007 (see clause 2.5 below); and

(b)	will continue until the employment is terminated.

2.4	Employment status

The Executive is employed on a full-time basis.

2.5	Recognition of prior service and release

The Employer recognises 11 April 2007 as the commencement date of the Executive’s employment with the Employer for unpaid leave accrual and all service related purposes. The Executive also releases Cliffs Natural Resources Holdings Pty Ltd from all claims in relation to, any benefit or entitlement relating directly or indirectly to his employment with Cliffs Natural Resources Holdings Pty Ltd or the termination of that employment.

2.6	Location

(a)	The Executive will be based in Perth, Western Australia.

(b)	The Executive will relocate to Cleveland, Ohio, United States, or some other mutually agreeable location, at a future date to be determined by the parties.

(c)	The Employer may require the Executive to travel to other locations (including interstate and overseas) to perform work from time to time. The Executive will do so as required.

3.	DUTIES AND RESPONSIBILITIES

3.1	Performance of duties

The Executive must diligently perform the duties and responsibilities as set out in Schedule 1. The Employer may vary the Executive’s duties and responsibilities at any time.

3.2	Devoting whole time to business

The Executive must devote the Executive’s whole working time, attention and ability to the business of the Group.

3.3	Work for another Group member

The Employer may require the Executive to perform work for any other member of the Group. The Executive must do so if required.

3.4	No obligation to provide work

The Employer is not obliged to provide the Executive with work during any period of the Executive’s employment.

3.5	Reporting

The Executive will report directly to the Chairman, President and Chief Executive Officer of Cliffs, the Chairperson and also to the Board of Cliffs, or any other person as nominated by the Employer or the Board of Cliffs from time to time.

3.6	Provision of information and compliance with directions

The Executive must:

(a)	comply with all lawful orders and instructions given by the Employer or the Board of Cliffs; and

(b)	provide full and prompt information to the Chairman, President and Chief Executive Officer of Cliffs, the Chairperson, the Board and the Board of Cliffs regarding the conduct of the business of the Group including any material issue within the Executive’s knowledge affecting the Group.

3.7	Policies and procedures

The Executive must comply with all Cliffs’ policies and any other Employer-specific policies as in place from time to time. The Executive acknowledges that he has access to Cliffs’ policies and any Employer-specific policies to review. The Executive acknowledges receipt of the currently applicable Cliffs’ Code of Business Conduct and Ethics (the Code of Conduct) and must comply with the Code of Conduct as in place from time to time. Such policies and the Code of Conduct operate independently of this document and are not incorporated into this document.

3.8	No conflict of interest or interest in other business

Except with the prior written consent of the Chairman, President and Chief Executive Officer of Cliffs, the Chairperson, the Board or the Board of Cliffs, the Executive must not:

(a)	have any direct or indirect financial interest in any entity or body, or otherwise engage in any conduct, that would be in conflict with the duties or responsibilities of the Executive, or otherwise conflict or compete with the interests of the Employer or the Group, (except to the extent that it is permitted Competitive Activity, as that term is described in clause 1.1);

(b)	hold any directorship or other office or accept any appointment to any other entity or body;

(c)	undertake any other trade, business or profession;

(d)	become an employee, agent or contractor of another person; or

(e)	accept any payment or other benefit as an inducement or reward for any act or omission in connection with the business and affairs of the Employer, the Group or the Executive’s employment.

4.	HOURS OF WORK

(a)	The Executive is required to work a standard of 40 hours per week (including some additional hours) plus work such further hours as are reasonably necessary to fulfil the requirements of the Executive’s position, or as required by the Employer or the Board of Cliffs (including work after business hours and on weekends and public holidays).

(b)	The Executive’s remuneration includes compensation for all hours the Executive is required to work.

5.	PERFORMANCE REVIEWS

The Executive must participate fully in performance reviews as required by the Employer or its delegate.

6.	REMUNERATION

6.1	Remuneration

The Executive’s Remuneration comprises:

(a)	A gross base salary of $532,000 per annum payable in equal monthly instalments; and

(b)	A superannuation contribution of 15% of the Executive’s base salary, which includes the Minimum Superannuation Contribution.

6.2	Payment of Salary

The Employer will pay the Executive’s base salary directly into a financial institution account nominated by the Executive, and acceptable to the Employer.

6.3	Taxes

The Employer may deduct or withhold from the Executive’s Remuneration, an amount equal to any fringe benefits tax or other tax payable by the Employer (other than payroll tax) on any component of the Executive’s Remuneration.

7.	OTHER BENEFITS

7.1	Travel

The Employer will pay for the Executive’s reasonable business related travel and accommodation expenses in accordance with Group policy.

7.2	Travel Insurance

The Employer will cause to be maintained for the Executive corporate travel insurance for any periods where the Executive is required to travel overnight more than 50 kilometres from the Executive’s usual place of work, in the performance of the Executive’s duties.

7.3	Car Parking

The Employer will provide an undercover car parking bay for the Executive’s sole use or provide reasonable recompense in lieu thereof.

7.4	Other expenses

The Employer will reimburse the Executive for entertainment and other out of pocket expenses, including the Executive’s home phone bill, which are properly incurred in the performance of the Executive’s duties, and for which prior approval has been obtained. However the Executive must first provide proper records such as invoices and receipts in accordance with Employer or Group policy.

7.5	Insurance

For the time being, the Employer will ensure that Executive accident insurance is maintained in accordance with Employer or Group policy. The accident insurance policy should provide cover for the Executive relating to accidents occurring while the Executive is travelling between the Executive’s place of work and home. The provision of this accident insurance is at the sole discretion of the Employer and may be altered or revoked at any time. The Executive will be notified of any alteration or revocation of accident insurance.

7.6	Taxes or duty

If any tax (other than taxes on the income of the Executive) or duty is payable by the Executive relating to a benefit or payment that is reimbursable under clause 7, the Employer will pay (in addition to the amount reimbursed under clause 7) an amount sufficient to ensure that after the Executive pays the tax or duty the Executive is not “out of pocket”.

8.	INCENTIVE ARRANGEMENTS

8.1	Incentive plans

(a)	The Executive is eligible to participate in Cliffs’ Short Term Incentive Program (the STIP) and Cliffs’ Long-Term Incentive Program (the LTIP) as set out in:

(i)	an individual annual participant notification and participant agreement, respectively, between Cliffs and the Executive; together with

(ii)	the plan documents of the STIP and the LTIP in place from time to time as determined by Cliffs. (The STIP and the LTIP operate independently of this document and are not incorporated into this document);

both subject to any other documented participation requirements, as Cliffs may deem appropriate.

(b)	Any accrued STIP and LTIP payments will not be paid to the Executive until after the financial results of Cliffs have been audited and finalised for the applicable financial year.

(c)	Where there is any inconsistency between this document and the plan documents of the STIP or the LTIP (as the case may be) in place from time to time, the plan documents of the STIP or the LTIP apply to the extent of the inconsistency.

(d)	Unless otherwise required by legislation, incentives do not form part of the Executive’s Remuneration for the purpose of calculating payment in lieu of notice or any other entitlement.

8.2	Short Term Incentive Program (STIP)

(a)	The STIP will be determined for the Executive in accordance with the Cliffs Executive Management Performance Incentive Plan (the EMPI Plan) from time to time. The actual amount of any payment to the Executive under the EMPI Plan will be subject to, and dependent upon Cliffs’ financial performance relative to metrics approved by the Compensation and Organization Committee and in accordance with the terms and provisions of the EMPI Plan. The Executive will not receive any accrued STIP payment until after the financial results of Cliffs have been audited and finalised for the applicable financial year. Any STIP will be paid solely at the discretion of the Compensation and Organization Committee.

(b)	In addition, a superannuation contribution of 15% will be made calculated on the cash payment made to the Executive under the STIP in the relevant year.

8.3	Long Term Incentive Program (LTIP)

(a)	The parameters of the LTIP will be set by and based on determined performance/target objectives over a defined period of time. This program is offered at the discretion of Cliffs and is presented to the Compensation and Organization Committee on an annual basis. Actual payment is subject to, and dependent upon performance against performance/target objectives set under the LTIP and the Executive remaining in employment with the Group at the date the LTIP payment falls due. The Compensation and Organization Committee has been appointed to administer the LTIP in accordance with the Amended and Restated Cliffs 2007 Incentive Equity Plan and an annual participant agreement. Any payment will otherwise be made in accordance with the LTIP, which is subject to revocation or amendment by Cliffs.

(b)	In addition, a superannuation contribution of 15% will be made calculated on the cash payment made to the Executive under the LTIP in the relevant year. The multiples provided for in clause 14.5(a) and clause 16.2, already take into account (and are inclusive of) the value of this superannuation contribution, therefore no further superannuation amount is required under any of these specific clauses.

9.	REMUNERATION REVIEWS

9.1	Review

The Employer or its delegate may review the Executive’s base salary in or around January each year. Any variation to the Executive’s Remuneration will be effective from 1 April each year.

9.2	Criteria

In reviewing the Executive’s base salary, the Employer or its delegate may consider various factors including but not limited to the Executive’s performance, the Employer’s and/or Group’s performance, market forces, the remuneration of executives who have qualifications and experience similar to the Executive and who are employed by corporations similar to the Employer, and the prevailing business climate. However the Employer or its delegate may take into account any matter it considers relevant to its decision whether or not to increase the Executive’s base salary.

10.	ANNUAL AND OTHER LEAVE

10.1	Annual leave

(a)	The Executive is entitled to four weeks annual leave per annum in accordance with the Fair Work Act 2009 (Cth) and Group policy.

(b)	The Executive agrees to take annual leave at a time or times mutually convenient to the Employer and the Executive, or otherwise as directed by the Employer.

10.2	Public holidays

The Executive is entitled to public holidays in accordance with the Fair Work Act 2009 (Cth). The Executive agrees to work on public holidays if required to do so. This possibility is taken into account in setting the Executive’s base salary.

10.3	Personal/Carer’s leave

(a)	The Executive is entitled to paid personal/carer’s leave (currently 10 days each year) in accordance with the Fair Work Act 2009 (Cth) and Group policy.

(b)	Accrued but untaken personal/carer’s leave is not payable when the Executive’s employment ends.

10.4	Long service leave

The Executive is entitled to long service leave in accordance with the Long Service Leave Act 1958 (WA) and Group policy.

10.5	Parental leave

The Executive may be eligible for parental leave in accordance with the Fair Work Act 2009 (Cth) and Group policy.

10.6	Other leave

The Executive may be eligible for other leave (such as compassionate leave or jury leave) in accordance with the Fair Work Act 2009 (Cth) and Group policy.

11.	CONFIDENTIAL INFORMATION

11.1	Proper use and security of Confidential Information

Subject to clause 11.2, the Executive:

(a)	must not use, disclose or copy Confidential Information in any form or in any manner; and

(b)	must use the Executive’s best endeavours, including keeping such information in a safe place and implementing adequate security measures, to ensure that third parties do not use. disclose or copy Confidential Information, except for the purpose of and to the extent necessary to perform the Executive’s employment duties.

11.2	Exceptions

The obligations in clause 11.1 do not apply if:

(a)	the Chairperson, the Board or the Board of Cliffs Natural Resources Inc, has agreed in writing to the specific disclosure, use or copying of Confidential Information; or

(b)	disclosure of specific Confidential Information is required to comply with any applicable law.

11.3	Notifying the Employer

The Executive:

(a)	must immediately notify the Chairperson and the Board if the Executive becomes aware of any breach of the obligations in clause 11.1, or becomes aware of a breach of confidentiality affecting the Employer by any other officer or employee of the Employer; and

(b)	must immediately notify the Chairperson and the Board if the Executive is lawfully obliged to disclose any Confidential Information to a third party and must comply with the Employer’s lawful directions in relation to the disclosure.

11.4	Continuation

The Executive’s obligations under this clause 11 continue after the Executive’s employment ends.

12.	INTELLECTUAL PROPERTY AND MORAL RIGHTS

12.1	Disclose all Materials

The Executive must disclose all Materials to the Employer.

12.2	Intellectual Property Rights in Materials

(a)	The Executive:

(i)	agrees that the Employer or any member of the Group designated by the Employer will own all rights in, and to, the Materials including any Intellectual Property Rights which subsist in the Materials or which may be obtained from the Materials;

(ii)	to the extent necessary to give effect to this clause, assigns all of the Intellectual Property Rights in such Materials to the Employer (or any member of the Group designated by the Employer); and

(iii)	grants the Employer (or any member of the Group designated by the Employer) a non-exclusive, royalty-free, transferable and perpetual licence to use any Existing Materials for any purpose in connection with the Employer’s business activities.

(b)	The Executive warrants to the best of the Executive’s knowledge and belief after making all reasonable enquiries, that the use of the Materials and any Existing Materials by the Employer and the Group will not infringe any Intellectual Property Rights of any third party nor give rise to any liability to make royalty or other payments to any third party.

(c)	The Executive indemnifies the Employer against all actions, claims, demands, costs, charges and expenses arising from any infringement or alleged infringement of any Intellectual Property Rights by the use of any Materials or Existing Materials in the course of the Executive’s employment.

12.3	Moral Rights

To the extent permitted by applicable law the Executive unconditionally:

(a)	consents to any act or omission that would otherwise infringe the Executive’s Moral Rights, whether occurring before or after this consent is given; and

(b)	waives all of the Executive’s Moral Rights that the Executive may have worldwide,

for the benefit of the Employer, its licensees (including other members of the Group, where applicable), successors in title and anyone authorised by any of them to do any act comprised in any copyright in the Materials.

12.4	Effect to clause

(a)	The Executive must, on request by the Employer, do all things and sign all documents necessary to give effect to this clause, including without limitation anything necessary to assist the Employer/the designated Group member to obtain registration or to secure the ownership of any Intellectual Property Rights in any Materials.

(b)	If the Executive does not immediately comply with a request by the Employer under clause 12.4(a), the Executive authorises the Employer (or any persons authorised by the Employer) to do all things and execute all documents necessary on behalf of the Executive to give effect to that request.

12.5	Continuation

The Executive’s obligations under this clause continue after the Executive’s employment ends.

13.	WARRANTIES

The Executive warrants that:

(a)	the Executive is skilled, trained, qualified and competent to work in his current role and to perform the functions and offices that he has agreed he will perform under this document;

(b)	any information provided to the Group by the Executive about the background, work experience and qualifications of the Executive is correct; and

(c)	by entering into this document or performing the Executive’s duties and responsibilities, the Executive will not breach any obligation the Executive has to a third party.

14.	TERMINATION OF EMPLOYMENT

14.1	Immediate termination by the Employer

(a)	The Employer may immediately terminate the Executive’s employment without notice or payment in lieu of notice if:

(i)	the Executive:

(A)	commits any serious breach of a provision of this document or the Group’s or Employer’s policies or Code of Conduct (a copy of the Code of Conduct has been provided to the Executive with this document and may be updated by the Group from time to time);

(B)	engages in any misconduct;

(C)	wilfully fails to discharge the Executive’s duties or responsibilities;

(D)	engages in any other conduct (either inside or outside of the workplace) which is likely to affect adversely the reputation of the Employer or the Group;

(E)	commits any other act which at common law would entitle the Employer to terminate the Executive’s employment summarily; or

(ii)	the Executive becomes bankrupt or makes an arrangement or composition with creditors.

(b)	If the Employer terminates the Executive’s employment under clause 14.1, the Employer will pay the Executive up to the date of termination only.

14.2	Termination by the Employer with notice

(a)	The Employer may terminate the Executive’s employment by giving the Executive three months written notice or three months payment in lieu of notice, or a combination of notice and payment in lieu of notice.

(b)	A payment in lieu of notice made under this clause, will be calculated on the Executive’s Remuneration.

14.3	Resignation by the Executive

(a)	The Executive may resign from the Executive’s employment by giving the Employer three months written notice.

(b)	If the Executive resigns under this clause, the Employer may choose:

(i)	to retain the services of the Executive during the notice period; or

(ii)	not to retain the services of the Executive for some or all of the notice period, and make a payment in lieu of notice for the part of the notice period for which the Executive is not retained.

(c)	A payment in lieu of notice made under this clause, will be calculated on the Executive’s base salary and constitutes satisfaction of the Employer’s obligation to employ the Executive during the notice period.

14.4	Direction not to attend work or to perform different duties

(a)	For all or part of the Executive’s notice period under clauses 14.2 or 14.3 (or at any time during the Executive’s employment), the Employer may direct the Executive:

(i)	not to attend for work at the Employer’s premises;

(ii)	to perform no work; or

(iii)	to perform designated duties whether or not these duties form part of the Executive’s usual role.

(b)	The Executive’s obligations under this document continue to apply during the period contemplated under clause 14.4(a).

14.5	Redundancy payment

(a)	Subject to clause 14.5(b) below, if the Employer terminates the Executive’s employment for reason of redundancy, the Executive will receive a redundancy payment (inclusive of notice) calculated at 4.083 times the Executive’s annual base salary of which:

(i)	50% of the amount will be paid out within 10 days following separation (ie retirement from office and cessation from employment); and

(ii)	50% of the amount will be paid out progressively over time in equal monthly instalments during the 12 month period following separation.

(b)	The Executive will also be paid any accrued but untaken annual leave and a prorated long service leave payment.

(c)	For the purposes of this document, redundancy means termination by the Employer because the Employer no longer requires anyone to perform the Executive’s role, and the Executive has not been offered employment by the Employer or a member of the Group on overall no less favourable terms and conditions (which must include recognising service with the Employer for all purposes).

(d)	Redundancy Example:

The Employer decides that it no longer requires anyone to perform the Executive’s job. This is not a direct or indirect consequence of a Change in Control. No other employment is offered to the Executive within the Group.

The Executive will be paid $532,000 x 4.083 = $2,172,156 (gross). An amount of $1,086,078 (gross) is payable to the Executive within 10 days following separation (i.e. retirement from office and cessation from employment). A further amount of $1,086,078 (gross) is payable to the Executive in equal monthly instalments of $90,506.50 (gross) over the following 12 months.

The Executive will also be paid any accrued but untaken annual leave and a prorated long service leave payment and monies due under the LTIP.

15.	TERMINATION PAYMENTS

15.1	Shareholder approvals

The Executive and the Employer acknowledge that:

(a)	shareholder approval in respect of any amount payable to the Executive under this document in connection with the termination of the Executive’s employment/the employee’s “retirement from office” have been obtained prior to the execution of this document; and

(b)

if other shareholder approval is required to avoid the Employer breaching section 200B of the Corporation’s Act, the Employer will seek such shareholder approval in respect of the payment at a mutually agreed time. However shareholder approval will not be sought where the Executive agrees to accept a reduced amount (Reduced Amount). The Reduced Amount must not exceed the maximum amount for exemption termination benefits under the Corporations Act. The Reduced Amount is to be paid in lieu of the amount the Executive would otherwise be entitled to receive under this document).

15.2	No further claims

If the Executive’s employment is terminated or ceases:

(a)	the Executive has no further claim against the Employer (or any member of the Group) for remuneration or any other benefits in respect of the Executive’s employment or termination, except as provided in this document.

(b)	to the extent permitted by law, any payment made to the Executive in respect to the cessation of his employment satisfies (in whole or in part) any statutory entitlements of the Executive to payments in lieu of notice and redundancy pay and is conditional upon the Executive executing and delivering to Cliffs a release substantially in the form provided in Exhibit A.

16.	CHANGE IN CONTROL

16.1	Interpretation

For convenience only, a copy of the definition of Change in Control in effect as of the date of this document is included in Schedule 2, attached hereto.

16.2	Operation of Change in Control provision

This Change in Control provision will be effective and binding immediately upon the execution of this document, but, anything in this document to the contrary notwithstanding, this Change in Control provision will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the course of the CIC Term, without further action, this Change in Control provision shall become immediately operative, including without limitation, the last sentence of clause 16.6 notwithstanding that the CIC Term may have theretofore terminated.

16.3	Termination Following a Change in Control

(a)	In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Group during the Protection Period and the Executive shall be entitled to the benefits provided by clause 16.4 unless such termination is the result of the occurrence of one or more of the following events:

(i)	The Executive’s death;

(ii)	If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or

(iii)	Cause.

If, during the Protection Period, the Executive’s employment is terminated by the Group other than pursuant to clauses 16.3(a)(i), 16.3(a)(ii) or 16.3(a)(iii), the Executive will be entitled to the benefits provided by clause 16.4 hereof.

(b)	The Executive may terminate employment with the Group for Good Reason during the Protection Period with the right to Severance Compensation as provided in clause 16.4.

(c)	A termination by the Group pursuant to clause 16.3(a) or by the Executive pursuant to clause 16.3(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Group providing Employee Benefits, which rights shall be governed by the terms thereof, except for any rights to severance compensation to which the Executive may be entitled upon termination or Separation from Service under any redundancy pay or severance pay policy, plan, program or arrangement of the Group, which rights shall, during the Protection Period, not be payable where benefits are provided under this Change in Control provision.

16.4	Severance Compensation.

(a)	If, following the occurrence of a Change in Control, the Group terminates the Executive’s employment during the Protection Period other than pursuant to clause 16.3(a)(i), 16.3(a)(ii) or 16.3(a)(iii), or if the Executive terminates his employment pursuant to clause 16.3(b), the Employer will pay to the Executive the amounts described in Annex A at the times and in the manner described therein.

(b)	Without limiting the rights of the Executive at law or in equity, if the Employer fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Employer will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal, plus 2%. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(c)	Notwithstanding any provision of this document to the contrary, the parties’ respective rights and obligations under this clauses 16.4 and 16.5, the last sentence of clause 16.6, and clause 16.7 will survive any termination or expiration of this document or the Executive’s termination or Separation from Service following a Change in Control for any reason whatsoever.

(d)	In the event that there is no provision in any applicable policy, plan, program or agreement dealing with the occurrence of a Change in Control, all equity incentive grants and awards held by the Executive shall become fully vested and immediately payable in cash on the date of the Change in Control valued at target on such date and all stock options held by the Executive shall become fully exercisable on the date of the Change in Control.

16.5	Certain Additional Payments by the Company.

Anything in this document to the contrary notwithstanding, in the event that this Change in Control provision of this document shall become operative and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this clause 16.5) or distribution by the Employer or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this document or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Code Section 4999 by reason of being considered “contingent on a change in ownership or control” of the Employer, within the meaning of Code Section 280G or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no

Gross-Up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Code Section 422 (“ISO”) granted prior to the execution of this document, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)	Subject to the provisions of clause 16.5(f), all determinations required to be made under this clause 16.5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Employer to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Employer and the Executive within 30 calendar days after the Executive’s termination or Separation from Service, if applicable, and any such other time or times as may be requested by the Employer or the Executive during the period of the statute of limitations, including extensions, with respect to the payment of any Excise Tax. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Employer shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Employer and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Code Section 4999 (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts or fails to pursue its remedies pursuant to clause 16.5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Employer and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Employer to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

(c)	The Employer and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Employer or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by clause 16.5(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Employer and the Executive.

(d)

The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Employer, provide to the Employer true and correct copies (with any amendments) of his federal income tax return as filed with the Internal

Revenue Service or the Australian Taxation Office and corresponding state and local tax returns whether in the US or Australia, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Employer, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return whether in the US or Australia, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Employer the amount of such reduction.

(e)	The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by clause 16.5(b) shall be borne by the Employer; if such fees and expenses are initially paid by the Executive, the Employer shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof, provided that such evidence is submitted by the Executive at least five days before the end of the taxable year of the Executive following the year in which the services of the Accounting Firm are performed.

(f)	The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service, the Australian Taxation Office or any other taxing authority that, if successful, would require the payment by the Employer of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Employer and (ii) the date that any payment of amount with respect to such claim is due. If the Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)	provide the Employer with any written records or documents in his possession relating to such claim reasonably requested by the Employer;

(ii)	take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Employer;

(iii)	cooperate with the Employer in good faith in order effectively to contest such claim; and

(iv)

permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this clause 16.5(f), the Employer shall control all proceedings taken in connection with the contest of any claim contemplated by this clause 16.5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay the tax claimed and sue for a refund, the Employer shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service, the Australian Taxation Office or any other taxing authority. Any payment by the Employer to the Executive in satisfaction of its obligations under this clause 16.5(f) shall be paid within five business days after receipt from the Executive of a statement therefore and reasonable evidence of his payment thereof, provided that such evidence is submitted by the Executive at least five business days before the end of the Executive’s taxable year following the Executive’s taxable year in which the Excise Tax is remitted to the taxing authority, or where as a result of an audit or litigation no Excise Tax is remitted, at least five business days before the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(g)	If, after the receipt by the Executive of an amount advanced by the Employer pursuant to clause 16.5(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Employer’s complying with the requirements of clause 16.5(f)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to clause 16.5(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Employer to the Executive pursuant to this clause 16.5.

(h)	The provisions of subsections (a) to (g) of this clause 16.5 shall control the timing of the payment of the Gross-Up Payment and specifically provide that such Payment shall be made prior to the end of the tax year of the Executive next following the tax year when the Excise Tax is paid to the government. In the unlikely event that the Gross-up Payment might otherwise be paid after the end of such tax year, the Gross-Up Payment shall be accelerated so that it is paid no later than the last day of the tax year of the Executive next following the tax year when the Excise Tax is paid to the government.

(i)

Mitigation. The Employer acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following his Separation from Service. In addition, the Employer acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder.

Accordingly, the payment of the Severance Compensation to the Executive in accordance with this document is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this document by seeking other employment or otherwise, Nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise except as expressly set out in Annex A.

(j)	Payments not Considered for Other Benefits. Payments made pursuant to Annex A will be counted for purposes of determining benefits under the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan (as Amended and Restated as of 1 January 2001) as it may be amended prior to a Change in Control, and modified as provided in Annex A (SRP) (if applicable). However such payments will not be counted for purposes of any other employee benefit plan. All other payments under this Agreement, including the Gross-up Payment and reimbursement for outplacement counselling as provided for in Annex A will not count for any purpose under any employee benefit plan of the Employer or the Group. Such payments and payments of severance pay will not be made from any benefit plan funds, and shall constitute an unfunded unsecured obligation of the Company.

16.6	Employment Rights.

Nothing expressed or implied in this document shall create any right or duty on the part of the Employer, Cliffs or the Group or the Executive to have the Executive remain in the employment of Cliffs or the Group at any time prior to or following a Change in Control. Any termination or Separation from Service of the Executive or the removal of the Executive from the office or position in Cliffs or the Group prior to a Change in Control but following the commencement of any discussion with any third person that ultimately results in a Change in Control shall be deemed to be a termination or Separation from Service of the Executive after a Change in Control for all purposes of this document.

16.7	Release.

Receipt of Severance Compensation and other benefits or amounts by the Executive under this document, to the extent representing new or additional amounts and/or rights, is conditioned upon the Executive executing and delivering to Cliffs a release substantially in the form provided in Exhibit A. Such release must be executed and delivered by no later than the fifth day following the expiration of the 21 -day period referred to in paragraph 5(c) of Exhibit A, and no payment of any Severance Compensation will be made until the expiration of the 7-day revocation period referred to in paragraph 5(d) of Exhibit A.

17.	RETURN OF PROPERTY

17.1	Return of Property

Immediately on the Executive’s employment ending or at any other time requested by the Employer, the Executive must return to the Employer or its authorised representative:

(a)	all property belonging to the Group (for example cards, keys, motor vehicles, mobile telephones, computers, equipment and materials) that the Executive has or can reasonably obtain; and

(b)	all property that the Executive has, or can reasonably obtain, that contains Confidential Information.

17.2	Property

In this clause, property includes anything on which information is recorded, for example, documents, computer disks and computer records.

18.	RESIGNATION FROM OFFICES

18.1	Resignation

Immediately on the Executive’s employment ending, the Executive must resign from all directorships, offices and positions that the Executive holds in the Group or in any other body or entity in connection with the Executive’s employment.

18.2	Execution of documents

If the Executive does not immediately resign from all directorships, offices and positions, the Executive authorises the Chairperson or the Board (or any person authorised by the Chairperson or the Board) to do all things and execute all documents necessary on behalf of the Executive to give effect to these resignations.

19.	DEBRIEFING AND ASSISTANCE

After the Executive’s employment ends:

(a)	for a period of six months, the Executive agrees to provide such debriefing, and assistance to the Group as may reasonably be required by the Employer; and

(b)	upon payment of reasonable expenses by the Employer, the Executive agrees (subject to compliance with the law) to assist the Employer as required in relation to any investigation, claim or litigation which may affect the Group.

20.	PRIVACY

20.1	Compliance with privacy and health laws

The Executive must comply with all obligations regarding the collection, use and disclosure of personal and health information in accordance with applicable privacy and health laws and Group policy.

20.2	Collection of the Executive’s personal information

The Executive consents to the Group collecting, using and storing the Executive’s personal and health information for any lawful purpose relating to the Executive’s employment. The Executive consents to the Group transferring the personal and health information outside Western Australia and Australia in the course of the Group’s business activities.

20.3	Disclosure of the Executive’s personal information

The Executive consents to the Group disclosing the Executive’s personal and health information to other persons (and to those other persons collecting, using and disclosing that information) for any lawful purpose relating to the Executive’s employment or the Group’s business. These persons include the Australian Tax Office, superannuation fund trustees and administrators, contractors, bankers, insurers, medical, rehabilitation or occupational practitioners, laboratory analysts, investigators, financial and legal advisers, potential purchasers on sale of business, law enforcement bodies and regulatory authorities.

20.4	Privacy and health information policies

Further detail regarding privacy and health information policies of the Group is set out in the Group’s policies.

21.	ACKNOWLEDGEMENTS BY THE EMPLOYEE

The Executive acknowledges:

(a)	that the terms of this document are fair and reasonable; and

(b)	that the Executive has had a reasonable opportunity to obtain independent legal or other advice about this document.

22.	NOTICES

(a)	A notice, consent or other communication under this document is only effective if it is in writing, signed and either handed personally to the addressee, left at the addressee’s address or sent to the addressee by mail, fax or email.

(b)	A notice, consent or other communication that complies with this clause is regarded as given and received:

(i)	if it is sent by mail:

(A)	within Australia—three business days after posting; or

(B)	to or from a place outside Australia—seven business days after posting, or

(ii)	if it is delivered to the person’s address, or sent by fax or by email:

(A)	by 5.00 pm (local time in the place of receipt) on a business day—on that day; or

(B)	after 5.00 pm (local time in the place of receipt) on a business day, or on a day that is not a business day—on the next business day.

(c)	A person’s mail address and fax number is as set out below, or as the person notifies the sender:

Cliffs Asia Pacific Iron Ore Management Pty Ltd

Address: Level 12, The Quadrant, 1 William Street, Perth, Western Australia 6000,

GPO Box W2017, Perth, Western Australia 6000

Fax number:(08) 9426 3344

Attention: The Chairperson

Mr. Duncan Price

Address: 1 Shacklock Crescent, Winthrop, Western Australia 6150

Attention: Duncan Price

23.	AMENDMENT

This document can only be amended or replaced by another document executed by the parties.

24.	GENERAL

24.1	Governing Law

(a)	This document is governed by the laws of Western Australia.

(b)	Each party submits to the jurisdiction of the courts of Western Australia and of any court that may hear appeals from any of those courts, for any proceedings in connection with this document.

24.2	Giving effect to this document

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this document.

24.3	Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right or as an estoppel precluding enforcement of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.

24.4	Operation of this document

(a)	This document contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this document and has no further effect.

(b)	Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

Schedule 1—DUTIES AND RESPONSIBILITIES OF EMPLOYEE

The duties and responsibilities of the Executive are:

As Executive Vice President and President, Global Operations of the Group, including Cliffs Asia Pacific Iron Ore Management Pty Ltd, the Executive has sole operating responsibility for all minerals and other products that the Group produces; will provide leadership for safety, capital projects, cost management and continuous improvement; will be for managing the operations of the iron ore business, overseeing business growth and development work and performing other duties as may be assigned to the Executive by the Chairman and the Board from time to time. The Executive agrees that he will perform his duties to the best of his abilities and knowledge, in a manner that is consistent with the authority and status of his position.

The Employer may vary these duties and responsibilities from time to time or assign the Executive additional duties and responsibilities.

The Executive will also perform functions, as directed, as Executive Vice President and President, Global Operations for the executive leadership team of Cliffs.

SCHEDULE 2—CHANGE IN CONTROL (DEFINITION AS IT APPEARS IN THE AMENDED AND RESTATED CLIFFS 2007 INCENTIVE EQUITY PLAN, WHICH MAY BE AMENDED FROM TIME TO TIME)

Change in Control Defined. The words “Change in Control” mean the occurrence of any of the following events:

(a) Any one person, or more than one person acting as a group, acquires ownership of stock of Cliffs Natural Resources Inc. (Cliffs) that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Cliffs. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of Cliffs, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Cliffs acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this document. This provision applies only when there is a transfer of stock of Cliffs (or issuance of stock of Cliffs) and stock in Cliffs remains outstanding after the transaction.

(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Cliffs possessing 35% or more of the total voting power of the stock of Cliffs.

(c) A majority of members of the Board of Directors of Cliffs (Board of Directors) is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Cliffs that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Cliffs immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, for purposes of this document, any acquisition of ownership of stock of Cliffs by any one person, or more than one person acting as a group, pursuant to a Business Combination shall not constitute a Change in Control. A “Business Combination” shall mean any business transaction such as a reorganization, merger or consolidation involving Cliffs, a sale or other disposition of all or substantially all of the assets of Cliffs, or any other transaction involving Cliffs, if, in each case, immediately following any such business transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of stock of Cliffs immediately prior to such business transaction beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction (including, without limitation, an entity which as a result of such transaction owns Cliffs or all or substantially all of Cliffs’ assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such business transaction, of the stock of Cliffs, (B) no one person, or more than one person acting as a group (other than Cliffs, such entity resulting from such business transaction, or any employee benefit plan (or related trust) sponsored or maintained by Cliffs, any subsidiary or such entity resulting from such business transaction), beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such business transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such business transaction.

The “Incumbent Board” shall mean those individuals who, as of August 11, 2008, constitute the Board of Directors; provided, however, that any individual becoming a Director subsequent to August 11, 2008 whose election, or nomination for election by Cliffs’ shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Cliffs in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

For purposes of this document, other than the definition of “Business Combination,” (i) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Cliffs, and (ii) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.”

Annex A—Severance Compensation

(1) A lump sum payment in an amount equal to the number of years in the Continuation Period defined in clause 1.1 of the Employment Contract multiplied by the sum of (A) Remuneration (at the highest rate in effect for any period prior to the Executive’s termination or Separation from Service), plus (B) Incentive Pay (in an amount equal to not less than the greatest of (i) the target bonus and/or target award opportunity for the fiscal year immediately preceding the year in which the Change in Control occurred, (ii) the target bonus and/or target award opportunity for the fiscal year in which the Change in Control occurred or (iii) the target bonus and/or target award opportunity for the fiscal year in which the Executive’s termination or Separation from Service occurs). Such payment shall be made by the later of ten (10) business days after the Executive’s termination or Separation from Service or the end of the seven (7) day revocation period described in Paragraph 5(d) of Exhibit A.

(2) During the Continuation Period as defined in clause 1.1 of the Employment Contract, the Employer will arrange to provide the Executive with medical and dental benefits that are the same as those that the Executive was receiving or entitled to receive immediately prior to the Executive’s termination or Separation from Service (or, if greater, immediately prior to the Change in Control); provided, however, that if such medical and dental benefits are subject to income tax, the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the medical or dental expense was incurred. Without otherwise limiting the purposes or effect of clause 16.5(a), the medical and dental benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable medical and dental benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s termination or Separation from Service, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

(3) For the Continuation Period defined in clause 1.1 of the Employment Contract, the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits, other than medical and dental benefits covered by Paragraph 2, (such “welfare benefits” by their nature exclude stock option, performance share, performance unit, stock purchase, stock appreciation or similar compensatory or incentive benefits) that are the same as those that the Executive was receiving or entitled to receive immediately prior to the Executive’s termination or Separation from Service (or, if greater, immediately prior to the Change in Control); provided, however, that if such welfare benefits are subject to income tax, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the welfare benefit expense was incurred. Without otherwise limiting the purposes or effect of clause 16.5(a), Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph 3 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s termination or Separation from Service, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. Notwithstanding the foregoing to the contrary, no such Employee Benefits that are not excludable from the income of the Executive and are in excess of the then current dollar limit set forth in Code Section 402(g)(1)(B) shall be payable during the first six (6) months after the termination or Separation from Service of the Executive. To the extent that amounts would have been payable during such six (6) month period in excess of such limit, the excess amount shall be payable in the first five (5) days of the seventh (7th) month after his termination or Separation from Service. The Executive shall have the right during such six (6) month period to pay any unpaid part of the premiums on such welfare benefits at his own expense in order for the Executive to keep such welfare benefits in force.

(4) If and to the extent that any benefit described in Paragraphs 2 and 3 is not or cannot be paid or provided under a policy, plan, program or arrangement of the Employer, Cliffs or the Group, as the case may be, then the Employer will itself pay or provide for the payment to the

Executive, his dependents and beneficiaries, of such Employee Benefits along with, in the case of any benefit described in Paragraphs 2 or 3 which becomes subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Employer, Cliffs or the Group, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes imposed on the benefit and payment and all taxes imposed on the additional amount, the recipient retains an amount equal to the taxes on the original benefit or payment; provided that any such additional amount shall be paid no later than the end of the taxable year of the Executive following the year in which the Executive remits to the appropriate taxing authority the taxes to which the additional payment relates.

(5) A lump sum amount equal to

(a)	Remuneration earned through the period up until the Executive’s termination or Separation from Service, plus

(b)	unless otherwise expressly provided by the applicable policy, plan, program or agreement, the value of any annual bonus or long-term incentive pay (including, without limitation, incentive-based annual cash bonuses, performance units, and retention units but not including any equity-based compensation or compensation provided under a plan intended to be qualified under Code Sections 401 (a) and 501 (a) or any other plan included in the definition of “qualified plan” for purposes of Code Section 409A): (i) earned but unpaid relating to performance periods ending prior to the date on which the termination or Separation from Service occurred; and (ii) earned or granted with respect to the Executive’s service during the performance periods or retention periods that include the date on which the Executive’s termination or Separation from Service occurred, disregarding any applicable vesting requirements. Amounts payable pursuant to (i) shall be calculated at actual performance, and amounts payable pursuant to (ii) shall be calculated at the plan target rate.

Such payment shall be made by the later of ten (10) business days after the Executive’s termination or Separation from Service or the end of the seven (7) day revocation period described in Paragraph 5(d) of Exhibit A.

(6) Reasonable outplacement services by a firm selected by the Executive, at the expense of the Employer in an amount up to 15% of the Executive’s Remuneration. Such outplacement services shall be provided within a period ending no later than the end of the second taxable year of the Executive following the year in which the Executive’s termination or Separation from Service occurred and the fees for such services shall be paid by the Employer within five days of receipt of an invoice from the outplacement provider for its services or within five days of the time the Executive presents the provider’s invoice for such services to the Employer, provided in either case that the invoice shall be submitted no later than five days prior to the end of the third taxable year of the Executive following the year in which his termination or Separation from Service occurred.

(7) Post-retirement medical, hospital, surgical and prescription drug coverage for the lifetime of the Executive, his spouse and any eligible dependents that are the same as that which would have been furnished on the day prior to the Change in Control to the Executive if he had retired on such date with full eligibility for such benefits. Such retiree medical coverage shall have a level of employer subsidy, if any, as the Executive would have had upon his retirement or termination or Separation from Service as of the end of the Continuation Period determined in accordance with the terms of the Plan immediately prior to the Change in Control. Such retiree medical coverage will not start until after the end of the Continuation Period during which he will be provided with active employee medical coverage pursuant to Paragraph 2 above; provided, however, that if such retiree medical coverage is subject to income tax, the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the retiree medical expense was incurred.

EXHIBIT A

Form of Release

WHEREAS, the Executive’s employment has been terminated in accordance with clause 16.3 of the Employment Contract (the “Agreement”) dated as of May 26, 2011 between the Executive and Cliffs Asia Pacific Iron Ore Management Pty Ltd.; and

WHEREAS, the Executive is required to sign this Release in order to receive the Severance Compensation (as such term is defined in the Agreement) and other benefits or amounts by the Executive provided under the Agreement, to the extent representing new or additional amounts and/or rights,.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. This Release is effective on the date hereof and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Agreement (other than redundancy pay or severance pay and benefits under any other severance plan, policy, program or arrangement sponsored by Cliffs Natural Resources Inc.), the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cliffs Natural Resources Inc., its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (together, and each separately the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a)	any and all claims arising out of or relating to the Executive’s employment by or service with the Company and his termination from the Company other than any claims arising under Clause 16 of the Agreement or under any employee benefit programs or executive compensation programs not specifically addressed in the Agreement;

(b)	any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof and the Equal Opportunity Act, WA; the Sex Discrimination Act (Cth), the Disability Discrimination Act (Cth), the Age Discrimination Act (Cth), the Racial Discrimination Act (Cth) and the general protections under the Fair Work Act (Cth); and

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

3. The Executive hereby gives up any and all rights or claims to be a class representative or otherwise participate in any class action on behalf of any employee benefit plan of the Company.

4. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.

5. The Executive further agrees and acknowledges that:

(a)	The release provided for herein releases claims to and including the date of this Release;

(b)	He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c)	He has been given a period of 21 days, commencing on the day after his termination or Separation from Service, to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and

(d)	He may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Vice President Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Vice President Human Resources at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive otherwise required as a result of the Agreement.

6. The Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

7. The Executive waives and releases any claim that he has or may have to reemployment after                             .

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:	May 26, 2011	/s/ James Michaud
James Michaud

EXECUTED as an agreement.

SIGNED for Cliffs Asia Pacific Iron Ore Management Pty Ltd ACN 001 720 903, by its duly authorised officer, in the presence of:	/s/ Joseph A. Carrabba
Signature of officer

/s/ James R. Michaud	Joseph A. Carrabba
Signature of witness	Name

James R. Michaud
Name

SIGNED by Duncan Price in the presence of:	/s/ Duncan Price
Signature of party

/s/ James R. Michaud
Signature of witness

James R. Michaud
Name